UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   VonDerHaar, Richard L.
   1499 Windhorst Way, Suite 100
   Greenwood, Indiana  46143
2. Issuer Name and Ticker or Trading Symbol
   Personnel Management, Inc.
   TPMI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/31/96
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option (right to b|$9.95   |3/28/|A   |825        |A  |(3)  |1/30/|Common Stock|825    |       |825         |D  |            |
uy)(1)                  |        |96(2)|    |           |   |     |2000 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
   "                    |$12.09  |3/28/|A   |1,100      |A  |(3)  |1/30/|Common Stock|1,100  |       |1,100       |D  |            |
      "                 |        |96(2)|    |           |   |     |2000 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
   "                    |$16.73  |3/28/|A   |1,100      |A  |(3)  |4/29/|Common Stock|1,100  |       |1,100       |D  |            |
       "                |        |96(2)|    |           |   |     |2000 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
   "                    |$13.75  |3/28/|A   |550        |A  |(3)  |7/30/|Common Stock|550    |       |550         |D  |            |
       "                |        |96(2)|    |           |   |     |2000 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
   "                    |$9.08   |3/28/|A   |1,100      |A  |(3)  |10/30|Common Stock|1,100  |       |1,100       |D  |            |
       "                |        |96(2)|    |           |   |     |/2000|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
   "                    |$5.90   |3/28/|A   |1,100      |A  |(3)  |1/30/|Common Stock|1,100  |       |1,100       |D  |            |
       "                |        |96(2)|    |           |   |     |2001 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
   "                    |$8.75   |4/30/|A   |550        |A  |(3)  |4/29/|Common Stock|550    |       |550         |D  |            |
       "                |        |96   |    |           |   |     |2001 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
   "                    |$6.98   |7/31/|A   |825        |A  |(3)  |7/30/|Common Stock|825    |       |825         |D  |            |
       "                |        |96   |    |           |   |     |2001 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
   "                    |$7.63   |10/31|A   |825        |A  |(3)  |10/30|Common Stock|825    |       |825         |D  |            |
       "                |        |/96  |    |           |   |     |/2001|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
(Common Stock Warrants(4|$9.27   |     |    |           |   |1/26/|1/26/|Common Stock|       |       |7,259(4)    |D  |            |
)                       |        |     |    |           |   |1995 |1999 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)The options were granted pursuant to the Personnel Management, Inc. 1994 Director Stock Option Plan (the
"Director
Plan").
(2) The grant of the options was contingent upon shareholder approval of the Director Plan. The shareholders approved the Director Plan on March 28,
1996.
(3) The options become exercisable with respect to one-half of the shares one year after the date of grant and with respect to the remaining shares two years after the date of
grant.
(4) This amends the number of warrants reported in the Form 4 filed for January 1996 to reflect the 1995 10 percent stock
dividend.
SIGNATURE OF REPORTING PERSON
/S/ Don R. Taylor, Attorney-in-Fact and Agent
DATE
12/13/96